Exhibit 1

JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13D to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13D, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated: November 15, 2021

INDEX VENTURES GROWTH III (JERSEY) L.P.

By:	Index Venture Growth Associates III Limited, its Managing General Partner

By:	/s/ Nigel Greenwood
Name:	Nigel Greenwood
Title:	Director

YUCCA (JERSEY) SLP

By:	EFG Fund Administration Limited as authorized signatory of Yucca (Jersey) SLP in its capacity as an Administrator of the Index Ventures Growth III Co- Investment Scheme

By:	/s/ Nigel Greenwood
Name:	Nigel Greenwood
Title:	Authorized Signatory

INDEX VENTURE GROWTH ASSOCIATES III LIMITED

By:	/s/ Nigel Greenwood
Name:	Nigel Greenwood
Title:	Director